                                                                     EXHIBIT 4.9
                                                                EXHIBIT H TO THE
                                                             LIQUIDITY AGREEMENT




                         RECEIVABLES PURCHASE AGREEMENT



                                     BETWEEN



                      TRUCK RETAIL INSTALMENT PAPER CORP.,
                                   AS SELLER



                                      AND



                                NFC ASSET TRUST,
                                  AS PURCHASER





                          DATED AS OF NOVEMBER 7, 1994

                                                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
                                                                    ARTICLE I
                                                                   DEFINITIONS

  SECTION  1.01. Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  SECTION  1.02. Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                                                  ARTICLE II
                                                        PURCHASE AND SALE OF RECEIVABLES

  SECTION 2.01.  Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  SECTION 2.02.  The Closings; Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  SECTION 2.03.  Required Trust Interest Rate Caps  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                                                                   ARTICLE III
                                                         REPRESENTATIONS AND WARRANTIES

  SECTION 3.01.  Representations and Warranties Regarding
                 Transferred Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
  SECTION 3.02.  Representations and Warranties Regarding
                 Trip . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  SECTION 3.03.  Representations and Warranties of the
                 Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

                                                                   ARTICLE IV
                                                         CONDITIONS TO PURCHASE AND SALE

  SECTION 4.01.  Conditions Precedent to the Trust's
                 Initial Purchase of Transferred Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  SECTION 4.02.  Conditions to Obligation of the Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  SECTION 4.03.  Conditions To Obligation of Trip . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

                                                                    ARTICLE V
                                                              ADDITIONAL AGREEMENTS

  SECTION 5.01.  Initial UCC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  SECTION 5.02.  Computer Files Marked  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  SECTION 5.03.  Protection of Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  SECTION 5.04.  Repurchase Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  SECTION 5.05.  Other Liens or Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  SECTION 5.06.  Limitation on Transfer of NITC Purchase
                 Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  SECTION 5.07.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  SECTION 5.08.  Sale Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

                                                                   ARTICLE VI
                                                            MISCELLANEOUS PROVISIONS

  SECTION 6.01.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.02.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.03.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.04.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.05.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.06.  Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.07.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.08.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

  SECTION 6.09.  Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.10.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  SECTION 6.11.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  SECTION 6.12.  No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  SECTION 6.13.  Merger and Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  SECTION 6.14.  Limitation of Liability of Owner
                 Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  SECTION 6.15.  Authority of the Administrator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16


Exhibit A   Form of Assignment
Exhibit B   Form of Trust Interest Rate Cap Assignment

                         RECEIVABLES PURCHASE AGREEMENT


  This Receivables Purchase Agreement (the "Agreement") is made as of November 7, 1994, between NFC ASSET TRUST, a Delaware business trust (the "Trust"), and TRUCK RETAIL INSTALMENT PAPER CORP., a Delaware corporation ("Trip").


                                R E C I T A L S:

  Trip desires to sell from time to time Retail Receivables and Lease Receivables that it owns, together with certain related assets, to the Trust and the Trust is willing to purchase such Receivables and related assets from Trip on the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

  SECTION 1.01. Certain Defined Terms. Capitalized terms used in the above recitals and in this Agreement shall have the respective meanings assigned them in Appendix A to the Liquidity Agreement dated as of the date hereof among the Trust, certain financial institutions as lenders thereunder and Chemical Bank, administrative agent for the Lenders, unless otherwise defined herein.

  SECTION 1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Basic Documents or any certificate or other document made or delivered pursuant hereto or thereto.

  (b) As used herein and in the Basic Documents, and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

  (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II
                        PURCHASE AND SALE OF RECEIVABLES

  SECTION 2.01.  Purchase and Sale.

   At such time or times as Trip may determine (each, a "Receivable Purchase Date"), subject to the satisfaction of the conditions specified in Article IV, Trip shall sell, transfer, assign and otherwise convey to the Trust, without recourse, and the Trust (in such capacity as purchaser, "Purchaser") shall purchase from Trip, all of Trip's right, title and interest in, to and under the following assets (collectively, the "Transferred Assets"):

   (a) the Receivables identified in the related Schedule of Trust Receivables (the "Transferred Receivables") and all monies paid thereon (including Liquidation Proceeds and, with respect to such Transferred Receivables that are Lease Receivables, Residual Payments) and due thereunder on and after the related Purchase Cutoff Date;

   (b) the security interests (A) in Financed Vehicles granted by Obligors to secure repayment of any such Transferred Receivable that is a Retail Receivable (and, to the extent permitted by law, in any accessions thereto that are financed by NFC) and (B) in Leased Vehicles granted by NLC pursuant to the Lease Receivables Purchase Agreement and the related Lease Assignment to secure payment of any such Transferred Receivable that is a Lease Receivable (and, to the extent permitted by law, in any accessions thereto which are financed by NLC);

   (c) the benefits of any lease assignments with respect to the Vehicles to which such Transferred Receivables relate;

   (d) any proceeds from any Insurance Policies with respect to such Transferred Receivables;

   (e) any proceeds from Dealer Liability with respect to such Transferred Receivables, proceeds from any NITC Purchase Obligations with respect to such Transferred Receivables and proceeds from any Guaranties of such Transferred Receivables;

   (f) the Retail Receivables Purchase Agreement (other than Section 5.05 thereof), with respect to the Transferred Receivables, including, without limitation, all amounts payable by NFC pursuant to Section 5.08 of the Retail Receivables Purchase Agreement and all other monies due and to become due to Trip thereunder or in connection therewith, whether payable as fees, expenses, costs, indemnities, damages for the breach of the Retail Receivables Purchase

  Agreement or otherwise, and all rights, remedies, powers, privileges and claims of Trip under or with respect to the Retail Receivables Purchase Agreement (whether arising pursuant to the terms of the Retail Receivables Purchase Agreement or otherwise available to Trip at law or in equity), including, without limitation, the right of Trip to enforce the obligations of NFC thereunder (including the obligation to repurchase Warranty Receivables under certain circumstances) and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Retail Receivables Purchase Agreement (it being understood that such rights do not include the right to purchase from NFC from time to time Retail Receivable Purchased Assets);

   (g) the Lease Receivables Purchase Agreement (other than Section 5.05 thereof), with respect to the Transferred Receivables, including, without limitation, all amounts payable by NLC pursuant to Section 5.08 of the Lease Receivables Purchase Agreement and all other monies due and to become due to Trip thereunder or in connection therewith, whether payable as fees, expenses, costs, indemnities, damages for the breach of the Lease Receivables Purchase Agreement or otherwise, and all rights, remedies, powers, privileges and claims of Trip under or with respect to the Lease Receivables Purchase Agreement (whether arising pursuant to the terms of the Lease Receivables Purchase Agreement or otherwise available to Trip at law or in equity), including, without limitation, the right of Trip to enforce the obligations of NFC thereunder (including the obligation to repurchase Warranty Receivables under certain circumstances) and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Lease Receivables Purchase Agreement (it being understood that such rights do not include the right to purchase from NLC from time to time Lease Receivable Purchased Assets);

   (h) all Trust Interest Rate Caps heretofore and hereafter entered into by Trip, including, without limitation, all monies due and to become due to Trip thereunder or in connection therewith, whether payables as fees, expenses, costs, indemnities, damages for the breach of such Trust Interest Rate Caps or otherwise, and all rights, remedies, powers, privileges and claims of Trip under or with respect to such Trust Interest Rate Caps (whether arising pursuant to the terms of such Trust Interest Rate Caps or otherwise available to Trip at law or in equity), including, without limitation, the right of the Trust to enforce the obligations of the Counterparties thereunder and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to such Trust Interest Rate Caps; and

   (i)  the proceeds of any and all of the foregoing.

It is the intention of Trip that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Transferred Receivables from Trip to the Trust and the beneficial interest in title to the Transferred Receivables shall not be part of Trip's estate in the event of the filing of a bankruptcy petition by or against Trip under any bankruptcy law. Trip and NFC intend to treat such transfer and assignment as a sale for accounting and tax purposes. Notwithstanding the foregoing, in the event a court of competent jurisdiction determines that such transfer and assignment did not constitute such a sale or that such beneficial interest is a part of Trip's estate, then Trip shall be deemed to have granted to the Trust a first priority perfected security interest in all of Trip's right, title and interest in, to and under the assets conveyed pursuant to this Agreement, and Trip hereby grants such security interest. For purposes of such grant, this Agreement shall constitute a security agreement under the UCC.

  SECTION 2.02. The Closings; Purchase Price. The consummation of each purchase and sale contemplated by Section 2.01 (each, a "Transferred Receivable Closing") shall take place on the related Receivable Purchase Date, and at such place and at such time as Trip and the Purchaser may agree upon. At each Transferred Receivable Closing, Trip shall execute and deliver to Purchaser an assignment in the form attached hereto as Exhibit A (each, a "Assignment") with the related Schedule of Trust Receivables, conveying the related Transferred Assets to the Trust. At each Transferred Receivable Closing, in consideration for transfer of the related Transferred Receivables and other Transferred Assets to the Trust, the Trust shall pay to Trip an amount (the "Receivable Purchase Price") equal to the Initial Net Trust Pool Balance for the Trust Pool created on such Receivable Purchase Date plus interest thereon at a rate equal to LIBO for such date plus 1% (calculated on the basis of a 365/366 day year and actual days elapsed) for the period from the day as of which such Initial Net Trust Pool Balance is calculated pursuant to the definition of Trust Pool Balance through the Receivable Purchase Date. The Trust shall pay the Receivable Purchase Price by (i) if such Transferred Receivables were Trip Receivables as of the related Purchase Cutoff Date, first applying the amount thereof to reduce (not below zero) the Financing Loan Principal Amount and (ii) second, remitting the remainder (if any) of the Receivable Purchase Price in accordance with Section 5.3(a)(xiii)(G) of the Collateral Trust Agreement.

  SECTION 2.03. Required Trust Interest Rate Caps. (a) On or before each Receivable Purchase Date, Trip shall enter into and assign to the Trust interest rate cap agreements (each, a "Trust

Interest Rate Cap") which, after giving effect to the transactions to be consummated on such Receivable Purchase Date, satisfy the requirements contained in subsection 2.03(b) with respect to the Trust Pool created on such Receivable Purchase Date (the "Required Trust Interest Rate Caps").

   (b) Trust Interest Rate Caps satisfying the requirements of this subsection 2.03(b) with respect to any Trust Pool shall (i) be with an Eligible Counterparty or Eligible Counterparties, (ii) have, in the aggregate, a notional amount on the applicable Receivables Purchase Date that is at least equal to the Trust Pool Balance on such date with respect to such Trust Pool created on such Receivables Purchase Date, (iii) have, in the aggregate, a notional amount on each Settlement Date thereafter that will equal or exceed the scheduled Contract Values as of each such Settlement Date of the Eligible Trust Receivables in such Trust Pool, and (iv) provide for monthly payments by the Eligible Counterparty or Eligible Counterparties directly into the Collateral Account.

   (c) The Trust agrees that, at any time that it enters into a Trust Interest Rate Cap, it shall execute and deliver to the Collateral Trustee an assignment of all amounts payable to Trip under such Trust Interest Rate Cap substantially in the form of Exhibit B (each a "Trust Interest Rate Cap Assignment").


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

  SECTION 3.01. Representations and Warranties Regarding Transferred Receivables. As of each Receivable Purchase Date, Trip represents and warrants to the Trust as follows with respect to the Transferred Receivables for such date:

  (a) Eligible Receivables. Each such Transferred Receivable is an Eligible Receivable.

  (b) Schedule of Trust Receivables. The information regarding such Transferred Receivables set forth in the related Schedule of Trust Receivables is true and correct in all material respects.

  (c) Title. Except as contemplated by the Basic Documents, none of such Transferred Receivables has been sold, transferred, assigned or pledged by Trip to any Person other than the Trust. Except as contemplated by the Basic Documents, immediately prior to the transfer and assignment contemplated herein, Trip had good title to each such Transferred Receivable free and clear of all Liens (other than Permitted Liens) and, immediately upon the transfer thereof, the Trust will have good title to each such Transferred Receivable, free and clear of all Liens (other than

Permitted Liens) and the transfer of such Transferred Receivable by Trip to the Trust has been perfected under the UCC.

  SECTION 3.02. Representations and Warranties Regarding Trip. Trip represents and warrants to the Trust as of the date hereof and as of each Receivable Purchase Date, that:

  (a) Corporate Existence; Compliance With Law. Trip (i) is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority, and the legal right, to own its assets and to transact the business in which it is engaged, (iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except in the case of (iii) and (iv) to the extent that the failure to comply therewith or be so qualified would not reasonably be expected to, in the aggregate, have a Material Adverse Effect with respect to it.

  (b) Power and Authority. Trip has the corporate power and authority, and the legal right, to execute and deliver this Agreement and each other Basic Document to which it is a party and to perform its obligations hereunder and under such Basic Documents and has taken all necessary corporate action required by applicable Requirements of Law to authorize the execution, delivery and performance of this Agreement and the other Basic Documents to which it is a party. Except as expressly contemplated in the Basic Documents, no consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including, without limitation, equity holders or creditors of Trip) is required in connection with the execution, delivery, performance, validity or enforceability by or against Trip of the Basic Documents to which it is a party. This Agreement has been, and each other Basic Document to which it is a party will be, duly executed and delivered on behalf of Trip. This Agreement constitutes, and each other Basic Document to which it is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Trip enforceable against Trip in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

  (c) No Violation. The execution and delivery of this Agreement by Trip and its performance of its obligations hereunder will not violate any Requirement of Law or Contractual Obligation of Trip and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to any such Requirement of Law or

Contractual Obligation other than the Liens contemplated by the Basic
Documents.

  (d) No Material Litigation. No litigation or proceeding or, to the knowledge of Trip, no investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Trip, threatened by or against Trip or against any of its properties or revenues (i) with respect to any of the Basic Documents or any of the transactions contemplated thereby or (ii) which would reasonably be expected to have a Material Adverse Effect with respect to Trip.

  (e) No Default. Trip is not in default under or with respect to any of its Contractual Obligations which would reasonably be expected to have a Material Adverse Effect with respect to it. No Wind-Down Event or Receivables Wind-Down Event has occurred and is continuing.

  (f) Security Interest. No Lien exists upon any of Trip's property, assets or revenues, except for (i) Permitted Liens, (ii) the Liens created pursuant to the Basic Documents, (iii) the Liens created on assets other than the Trip Collateral in connection with a Permitted Transfer or (iv) Liens created on assets other than the Trip Collateral pursuant to the Trip 1993 Purchase Agreement; Trip is and will be the lawful owner of, and has and will have good title to, all Trip Collateral free and clear of all Liens except Permitted Liens and the Liens contemplated by the Basic Documents.

  (g) Taxes. Trip has filed or cause to be filed all tax returns which are required to be filed by Trip and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Trip); no tax Lien has been filed and, to the knowledge of Trip, no claim is being asserted, with respect to any such tax, fee or other charge.

  (h) ERISA. No notice of a Lien arising under Title I or Title IV of ERISA has been filed under Section 6323(a) of the Code (or any successor provision) against, or otherwise affecting the assets of Trip.

  (i) Investment Company Act. Trip is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

 (j) Transferred Assets. This Agreement, together with the filing of the UCC-1s provided for in Section 5.01, is effective to create in favor of the Trust a valid first priority perfected security interest in the Transferred Assets (except Permitted Liens), to the extent that it constitutes UCC Collateral, and is enforceable as such against creditors of and purchasers from Trip, except to the extent enforceability of such Lien may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally.

  SECTION 3.03. Representations and Warranties of the Trust. The Trust hereby represents and warrants to Trip as of the date hereof and as of each Receivable Purchase Date:

  (a) Trust Existence; Compliance With Law. The Trust (i) is a statutory business trust duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged,
(iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except in the case of (iii) and (iv) to the extent that the failure to comply therewith or be so qualified would not reasonably be expected to, in the aggregate, have a Material Adverse Effect with respect to it.

  (b) Power and Authority. The Trust has the power and authority, and the legal right, to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required by applicable Requirements of Law to authorize the execution, delivery and performance of this Agreement. Except as expressly contemplated herein, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person (including, without limitation, equity holders or creditors of the Trust) is required in connection with the execution, delivery, performance, validity or enforceability by or against the Trust of this Agreement. This Agreement has been duly executed and delivered on behalf of the Trust.

  (c) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

  (d) No Violation. The execution and delivery of this Agreement by the Trust and its performance of its obligations hereunder will not violate any Requirement of Law or Contractual Obligation of the Trust and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to any such Requirement of Law or Contractual Obligation, other than as contemplated by the Basic Documents.

  (e) No Material Litigation. No litigation or proceeding or, to the knowledge of the Trust, no investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Trust, threatened by or against the Trust or against any of its properties or revenues (i) with respect to any of the Basic Documents or any of the transactions contemplated thereby or (ii) which would reasonably be expected to have a Material Adverse Effect with respect to the Trust.


                                   ARTICLE IV
                        CONDITIONS TO PURCHASE AND SALE

  SECTION 4.01. Conditions Precedent to the Trust's Initial Purchase of Transferred Receivables. The obligation of the Trust to purchase from Trip Transferred Receivables and the related Transferred Assets on the initial Receivable Purchase Date from Trip is subject to the satisfaction of the following conditions:

  (a) Agreement. The Administrator, on behalf of the Trust, shall have received this Agreement, duly executed and delivered by the Owner Trustee and Trip.

  (b) Servicing Agreement. The Administrator, on behalf of the Trust, shall have received the Trust Servicing Agreement, duly executed and delivered by the Owner Trustee and Trip.

  (c)  Effective Date.  The Effective Date shall have occurred.

  (d) Certificate of Incorporation; By-laws. The Administrator, on behalf of the Trust, shall have received a true and complete copy of the certificate of incorporation of Trip, certified as a true and correct copy thereof by the Secretary of State of the State of Delaware, and a true and complete copy of the by-laws of Trip, certified as a true and correct copy thereof by the Secretary or an Assistant Secretary of Trip.

  (e) Resolutions. The Administrator, on behalf of the Trust, shall have received copies of duly adopted resolutions of the Board of Directors of Trip as in effect on the Effective Date and in form and substance reasonably satisfactory to the Administrator authorizing the execution, delivery and performance of this Agreement, the documents to be delivered by Trip hereunder and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Trip.

  (f) Incumbency Certificate. The Administrator, on behalf of the Trust, shall have received a certificate as to the incumbency and signature of the officers of Trip authorized to sign this Agreement, on behalf of Trip, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of Trip.

  (g) Representations and Warranties. The Administrator, on behalf of the Trust, shall have received a certificate of a Responsible Officer of Trip to the effect that all representations and warranties of Trip contained in Sections 3.01 and 3.02, or in any certificate delivered in connection with this Agreement (other than those made as of a specified date specified therein) are true and correct in all material respects and with the same force and effect as though such representations and warranties had been made as of such date.

  (h) Deliveries from Trust Servicer. The Administrator, on behalf of the Trust, shall have received documents from the Trust Servicer analogous to those required of Trip under subsections (d), (e), (f) and (g) of this Section 4.01.

  SECTION 4.02. Conditions to Obligation of the Trust. The obligation of the Trust to purchase Transferred Receivables and the related Transferred Assets to be purchased hereunder on any Receivable Purchase Date is subject to the satisfaction of the following conditions:

  (a) all representations and warranties of Trip contained in this Agreement and in the other Basic Documents shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such day;

  (b) each of the conditions precedent to the purchase of such Transferred Receivables specified in subsection 5.6 of the Liquidity Agreement shall have been satisfied;

  (c) Trip shall have executed and delivered to the Administrator, on behalf of the Trust, an Assignment conveying such Transferred Assets to the Trust;

  (d) Trip shall have provided such other documents and take such other actions as the Trust may reasonably request;

  (e)  no Trust Servicer Default shall have occurred and be continuing; and

  (f)  no Receivables Termination Event shall have occurred and be continuing.

  SECTION 4.03. Conditions To Obligation of Trip. The obligation of Trip to sell to the Trust the Transferred Assets to be sold hereunder on any Receivable Purchase Date is subject to the satisfaction of the following conditions:

  (a) the representations and warranties of the Trust in Section 3.03 shall be true and correct on such Receivable Purchase Date with the same effect as if then made, and the Trust shall have performed all obligations with respect to such Transferred Receivables to be performed by it hereunder on or prior to such date; and

  (b) the Trust shall have paid to Trip the related Receivable Purchase Price as provided in Section 2.02 of this Agreement.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

  SECTION 5.01. Initial UCC Filings. On or prior to the initial Receivable Purchase Date, Trip shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, executed by Trip as seller or debtor, naming the Trust as purchaser or secured party, naming as collateral the Transferred Assets to be purchased and sold hereunder from time to time, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect under the UCC the sale, transfer, assignment and conveyance to Trip of such Transferred Assets (to the extent constituting UCC Collateral). Trip shall deliver a file-stamped copy, or other evidence satisfactory to the Trust of such filing, to the Trust on or prior to the initial Receivable Purchase Date.

  SECTION 5.02. Computer Files Marked. Trip shall, at its own expense, on or prior to each Receivable Purchase Date, indicate in its computer files created in connection with the Transferred Receivables for such Receivable Purchase Date that such Transferred Receivables have been sold to the Trust pursuant to this Agreement.

  SECTION 5.03.  Protection of Title.

  (a) Trip shall execute and file such financing statements, and cause to be executed and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to perfect and preserve the sale hereunder to the Trust of the Transferred Receivables and the related Transferred Assets and in the proceeds thereof. Trip shall deliver (or cause to be delivered) to the Trust file- stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

  (b) Trip shall not change its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by Trip in accordance with
Section 5.01 or 5.03(a) seriously misleading within the meaning of Section 9-402(7) of the UCC, unless it shall have given the Trust at least 60 days prior written notice thereof and shall file such financing statements or amendments as may be necessary to continue the perfection of the Trust's interest in all Transferred Receivables and Transferred Assets sold hereunder.

  (c) Trip hereby represents and warrants that its chief place of business and principal executive office, and the place where its principal records pertaining to the Transferred Receivables and the related Transferred Assets are kept, is located at 2850 West Golf Road, Rolling Meadows, Illinois 60008. Trip shall give the Trust at least 60 days prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. Trip shall at all times maintain each office from which it services Transferred Receivables and its principal executive office within the United States of America.

  SECTION 5.04. Repurchase Events. (a) Trip hereby covenants and agrees with the Trust that in the event of (i) a breach of any of Trip's representations and warranties contained in Section 3.01 hereof with respect to any Transferred Receivable, unless such breach shall have been cured in all material respects, or (ii) a breach by Trip of Section 5.06 hereof with respect to any Transferred Receivable, which breach has a material adverse effect on the Trust's interest in such Transferred Receivable, Trip will repurchase (or, if such breach is also a breach of Section 3.01 or 5.05 of the Retail Receivables Purchase Agreement or the Lease Receivables Purchase Agreement, will cause NFC or NLC, as appropriate, to repurchase under Section 5.08 of the Retail Receivables Purchase Agreement, or Lease Receivables Purchase Agreement, as appropriate) such Transferred Receivable from the Trust as of the last day of the Monthly Period during which Trip discovered or received notice of such breach, by delivery to the Collateral Trustee for deposit in the Collateral Account an amount equal to the Warranty Payment for such Transferred Receivable. It is understood and agreed that the obligation of Trip to repurchase (or to cause the repurchase by NFC or NLC) any Transferred Receivable as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against Trip, NFC or NLC for such breach available to the Trust or the Collateral Trustee.

  (b) Upon receipt of the Warranty Payment with respect to a Trust Receivable which is a Warranty Receivable, each of the Trust and the Collateral Trustee shall assign, without recourse, representation or warranty, to Trip, NFC or NLC, as the case may be, all of such Person's right, title and interest in, to and under (i) such Warranty Receivable and all monies due thereon, (ii) the security interests in the related Vehicles and, to the extent permitted by law, any accessions thereto which are financed by NFC or NLC, (iii) benefits of any lease assignments with respect to the Vehicles, (iv) proceeds from any Insurance Policies with respect to such Warranty Receivable, (v) proceeds from Dealer Liability with respect to such Warranty Receivable, proceeds from any NITC Purchase Obligations with respect to such Warranty Receivable and proceeds from any Guaranties of such Warranty Receivable, (vi) proceeds of the property described in clauses (i), (ii) and (iii) above and (vii) the rights under the Retail Receivable Purchase Agreement or Lease Receivable Purchase Agreement, as applicable, with respect to such Warranty Receivable, such assignment being an assignment outright and not for security. Upon the assignment of such Warranty Receivable described in the preceding sentence, Trip, NFC or NLC, as the case may be, shall own such Warranty Receivable, and all such security and documents, free of any further obligations to the Trust with respect thereto.

  SECTION 5.05. Other Liens or Interests. Except for the conveyances hereunder and as contemplated by the Basic Documents, Trip shall not sell, pledge, assign or transfer Transferred Assets to any other Person, or grant, create, incur, assume or suffer to exist any Lien thereon (except Permitted Liens) and Trip shall defend the right, title and interest of the Trust in, to and under all Transferred Assets against all claims of third parties (other than Permitted Liens) claiming through or under Trip.

  SECTION 5.06. Limitation on Transfer of NITC Purchase Obligations. The Trust acknowledges and agrees that the rights pursuant to the NITC Purchase Obligations are personal to NFC, and only the proceeds of such rights have been assigned to the Trust. The Trust is not and is not intended to be (and none of the Owner Trustee, the Collateral Trustee nor any Lender is or is intended to
be) a third-party beneficiary of such rights and, accordingly, such rights will not be exercisable by, enforceable by or for the benefit of, or preserved for the benefit of, the Trust, the Owner Trustee, the Collateral Trustee or any Lender.

  SECTION 5.07. Financial Statements. Trip shall furnish to the Trust as soon as available, but in any event within 100 days after the end of each fiscal year, commencing with fiscal year 1995, a statement of financial condition of Trip as of the end of such fiscal year and the related statements of income and retained earnings and cash flows for such fiscal year, setting forth (commencing in fiscal year 1996) in comparative form the figures for the previous fiscal year.

  SECTION 5.08. Sale Treatment. Trip intends to treat the transfer and assignment described herein as a sale for accounting and tax purposes.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

  SECTION 6.01. Amendment. Subject to subsection 10.1(b) of the Liquidity Agreement, this Agreement may be amended from time to time by a written amendment duly executed and delivered by Trip and the Trust, with the prior written consent of the Administrator, on behalf of the Trust, the Administrative Agent and the Majority Lenders; provided, however, that no such amendment shall increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Transferred Receivables or payments that are required to be made to the Trust without the prior written consent of each Lender; and provided, further, that no amendment, waiver, supplement, restatement, discharge or termination hereunder shall be made without a confirmation by each of the Rating Agencies that such action will not result in a withdrawal or downgrade of the then current ratings of the outstanding Commercial Paper Notes and Trust Certificates.

  SECTION 6.02. Survival. The representations, warranties and covenants of Trip and of the Trust set forth in this Agreement shall remain in full force and effect and shall survive each Transferred Receivable Closing under Section
2.02 hereof and any related transfer under the Collateral Trust Agreement or other Basic Documents.

  SECTION 6.03. Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier, or, in the case of telecopy notice, when received, addressed as follows or to such address or other address as may be hereafter notified by the respective parties hereto:

       Trip:                         TRUCK RETAIL INSTALMENT PAPER CORP.
                                     c/o Navistar Financial Corporation
                                     2850 West Golf Road
                                     Rolling Meadows, Illinois  60008
                                     Attention:  General Counsel
                                     Telecopy:   (708) 734-4090

       The Trust:                    NFC ASSET TRUST
                                     c/o Chemical Bank Delaware
                                     1201 Market Street
                                     Wilmington, DE  19801
                                     Attention:  Corporate Trustee
                                                 Administration
                                     Telecopy:   (302) 984-4889
       in each case,
       with a copy to:               NAVISTAR FINANCIAL CORPORATION
                                     2850 West Golf Road
                                     Rolling Meadows, Illinois  60008
                                     Attention:  General Counsel
                                     Telecopy:  (708) 734-4090

        SECTION 6.04. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

        SECTION 6.05. Waivers. No failure or delay on the part of any party in exercising any power, right or remedy under this Agreement or any Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

        SECTION 6.06. Confidential Information. The Trust agrees that it shall neither use nor disclose to any person the names and addresses of the Obligors, except in connection with the enforcement of the Trust's rights hereunder, under the Transferred Receivables, under the Basic Documents or as required by law.

        SECTION 6.07. Headings. The various headings in this Agreement are for purposes of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

        SECTION 6.08. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        SECTION 6.09. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed enforceable to the fullest extent permitted, and if not so permitted, shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

        SECTION 6.10. Assignment. Trip acknowledges that the Trust will, pursuant to the Collateral Trust Agreement and the other Basic Documents, collaterally assign its rights hereunder and with respect to the Transferred Assets to the Collateral Trustee, subject to the terms and conditions of the Basic Documents, and hereby consents to such assignment. The Trust acknowledges the rights granted by Trip to NFC pursuant to the Intercompany Agreement. Except as provided in the foregoing sentence or as expressly permitted herein, no party may assign its rights hereunder without the other party's prior written consent. The party granting any such consent shall give notice thereof to the Rating Agencies.

        SECTION 6.11. Further Assurances. Trip and the Trust agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other more fully to effect the purposes of this Agreement, including the execution of any financing statements or continuation statements relating to any Transferred Receivables purchased hereunder for filing under the provisions of the UCC of any applicable jurisdiction.

        SECTION 6.12. No Third-Party Beneficiaries. Except as specifically set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other Person shall have any right or obligation hereunder.

        SECTION 6.13. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

        SECTION 6.14. Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by Chemical Bank Delaware not in its individual capacity but solely in its capacity as Owner Trustee of the Trust and in no event shall Chemical Bank Delaware in its individual capacity or, except as expressly provided in the Trust Agreement, as Owner Trustee of the Trust, have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Trust.

        SECTION 6.15. Authority of the Administrator. Each of the parties to this Agreement acknowledges that the Owner Trustee and the Trust has appointed the Administrator to act as its agent to the extent set forth in the Basic Documents. Unless otherwise instructed by the Owner Trustee or the Trust, copies of all notices, requests, demands and other documents to be delivered to the Owner Trustee or the Trust pursuant to the terms hereof shall be delivered to the Administrator. Unless otherwise instructed by the Owner Trustee and the Trust or the Trust, all notices, requests, demands and other documents to be executed or delivered, and any action to be taken, by the Owner Trustee or the Trust pursuant to the terms hereof may be executed, delivered and/or taken by the Administrator pursuant to the Administration Agreement.

                     [END OF PAGE] [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date and year first above written.

                                     TRUCK RETAIL INSTALMENT PAPER CORP.


                                      By: /s/ R.W. Cain
                                          -----------------------------------
                                          Name: R.W. Cain
                                          Title: Vice President and Treasurer


                                      NFC ASSET TRUST

                                      By:  Chemical Bank Delaware, not in its
                                           individual capacity but
                                           solely as Owner Trustee on
                                           behalf of the Trust.


                                      By: /s/ R.W. Cain
                                          -----------------------------------
                                          Name: R.W. Cain
                                          Title: Vice President and Treasurer